Exhibit 10.12

In October of 2004, Rex Energy Operating Corp., a Delaware corporation with an address at 1975 Waddle Road, State College, Pennsylvania 16803 (“Rex Operating”), entered into an oral month-to-month administrative services agreement with Shaner Solutions Limited Partnership, a Delaware limited partnership with an address at 1965 Waddle Road, State College, Pennsylvania 16803 (“Shaner Solutions”). Shaner Solutions is controlled by Lance T. Shaner, the Chairman and controlling stockholder of Rex Operating. The parties agreed that Shaner Solutions would provide Rex Operating with administrative services relating to information technology, human resources, benefit plan administration, payroll and tax planning and preparation. In exchange for these services, Rex Operating agreed to pay Shaner Solutions a monthly fee of $15,000 and to reimburse it for its reasonable out-of-pocket expenses. On April 10, 2007, Rex Operating and Shaner Solutions agreed to terminate the administrative services agreement.